Exhibit 10.1

PRUDENTIAL FINANCIAL, INC.

NONQUALIFIED RETIREMENT PLAN

TRUST AGREEMENT

By and Between

PRUDENTIAL FINANCIAL, INC.

And

WACHOVIA BANK, N.A.

JULY 7, 2007

(i)

ARTICLE VII—GENERAL PROVISIONS		24

7.01	Interests Not Assignable	24
7.02	Amendment	24
7.03	Applicable Law	24
7.04	Agreement Binding on All Parties	25
7.05	Notices and Directions	25
7.06	No Implied Duties	25
7.07	Gender, Singular and Plural	26
7.08	Counterparts	26

ARTICLE VIII—INSURER		26

8.01	Insurer Not a Party	26
8.02	Authority of Trustee	26
8.03	Contract Ownership	26
8.04	Limitation of Liability	26
8.05	Change of Trustee	26

APPENDIX A1

Assumptions and Methodology for Calculations Required Under 2.01 and 2.04

SCHEDULE I

Plans and Agreements Covered by Trust Agreement

(ii)

INDEX OF TERMS

TERM AND PROVISION NUMBER	PAGE
B

Board: 1.02-3	3

C

Change in Control: 1.04-3	5
Code: Preamble	2
Committee: Preamble	1
Company: Heading	1
Contracts: 2.02-1	8

E

ERISA: Preamble	3
ERISA Funded: 1.02-4	4
Excess Assets: 2.04-2	13
Expert: 2.06-2	17

I

Insolvency Administration: 5.02	22
Insolvent or Insolvency: 5.01-1	21
Insurer: 2.02-1	8
Investment Manager: 2.02-4	11

P

Participants: Preamble	2
Payment Schedule: 2.01-5	8
Plans: Preamble	1

S

Segregated Fund: 2.02-4(a)	11
Special Circumstance: 1.04-2	5
Subtrust: 2.03-1	12

T

Tax Funded: 1.02-4	4
Trust: Heading	1
Trustee: Heading	1

W

Written Consent of Participants: 1.02-5	4

(iii)

TRUST AGREEMENT FOR

PRUDENTIAL FINANCIAL, INC.

GRANTOR TRUST

This Trust Agreement (this “Trust Agreement”) is made and entered into by and between Prudential Financial, Inc. (the “Company”) and Wachovia Bank, N.A. (the “Trustee”).

WHEREAS, the Company wishes to establish a trust (the “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s insolvency, until paid to Participants (as herein defined) and their beneficiaries in such manner and at such times as specified in the Plans (as herein defined);

WHEREAS, it is the intention of the parties that the Trust shall constitute an unfunded arrangement and shall not affect the status of the Plans as unfunded plans maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plans;

NOW, THEREFORE, the parties do hereby agree as follows:

PREAMBLE

The Company hereby establishes with the Trustee the Trust to hold all monies and other property, together with the income thereon, as shall be paid or transferred to it hereunder in accordance with the terms and conditions of this Trust Agreement. The Trustee hereby accepts the Trust established under this Trust Agreement and agrees to hold, in trust, all monies and other property transferred to and accepted by it hereunder, together with the income therefrom and any increment thereon, for the uses and purposes and upon the terms and conditions set forth herein, and the Trustee further agrees to discharge and perform fully and faithfully all of the duties and obligations imposed upon it under this Trust Agreement.

The Company has adopted the plans and/or agreements listed on Schedule I hereto (the “Plans”), which shall initially be subject to the Trust. If only one (1) plan or agreement is subject to the Trust at any time, references in this Trust Agreement to the Plans shall refer to such Plan.

The Plans are administered by an administrative committee (the “Committee”) appointed by the Company. If the Plans are administered by more than one (1) Committee at any time, references in this Trust Agreement to the Committee which relate to a particular Plan shall refer to the Committee which administers that Plan and, if the reference does not relate to a particular Plan, shall refer to all of such Committees. All references in this Trust Agreement to the Committee shall refer to the administrative committee(s) which administers the Plan(s), unless the Company appoints a separate administrative committee to administer this Trust Agreement. If the Company appoints a separate administrative committee to administer this Trust Agreement, references in this Trust Agreement to the Committee shall refer to such administrative committee which is appointed to administer this Trust Agreement, unless the context clearly indicates otherwise.

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The Plan participants who are covered by this Trust Agreement (“Participants”) shall be all persons who are Plan participants prior to a Special Circumstance, unless the Company specifically designates in Schedule I only specified individuals or groups of Plan participants as Participants covered by this Trust Agreement. After a person becomes a Participant covered by this Trust Agreement, such person will continue to be a Participant at all times thereafter (including after retirement or other termination of service) until all Plan benefits payable to such Participant have been paid, the Participant ceases to be entitled to any Plan benefits, or the Participant’s death, whichever occurs first.

At any time prior to a Special Circumstance, the Company may, by written notice to the Trustee which shall include a revised Schedule I to this Trust Agreement and with the Trustee’s written consent, cause additional plans and/or agreements to become subject to this Trust Agreement or cause additional Plan participants to become Participants covered by this Trust Agreement. Upon and after a Special Circumstance, the Company may not add any additional plans or agreements or Plan participants to this Trust Agreement.

The Company shall provide the Trustee with certified copies of the following items: (i) all documents constituting the Plan; (ii) all Plan amendments promptly following their adoption; and (iii) lists and specimen signatures of the members of the Committee(s) which administer the Plan(s) and this Trust Agreement and any other Company representatives authorized to take action in regard to the administration of the Plan(s) and the Trust, including any changes in the members of such Committee(s) and of such other representatives promptly following any such change. The Trustee shall be entitled to rely upon any such lists until notified in writing to the contrary by the Company.

The purpose of the Trust is to give Participants greater security by placing assets in trust for use only to pay Plan benefits to Participants or, if the Company becomes insolvent, to pay creditors. The Company shall continue to be liable to Participants to make all payments required under the terms of the Plans to the extent such payments are not made from the Trust. Distributions made from the Trust to Participants or their beneficiaries shall, to the extent of such distributions, satisfy the Company’s obligations to pay benefits to Participants and their beneficiaries under the Plans.

The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly. The Company hereby agrees to report all items of income, deductions and credits of the Trust on its own income tax returns; and the Company shall have no right to any distributions from the Trust or any claim against the Trust for funds necessary to pay any income taxes which the Company is required to pay on account of reporting the income of the Trust on its income tax returns. No contribution to or income of the Trust is intended to be taxable to Participants until benefits are distributed to them.

The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Trust Agreement shall be mere unsecured contractual rights of Participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of the Company’s insolvency.

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The Plans are intended to be “unfunded” and maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as such are intended not to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA (relating to participation and vesting, funding and fiduciary responsibility). The existence of the Trust is not intended to alter this characterization of the Plans.

ARTICLE I—EFFECTIVE DATE; DURATION

1.01	Effective Date and Trust Year

The Trust shall become effective when this Trust Agreement has been executed by the Company and the Trustee, and the Company has made a contribution to the Trust.

For tax purposes, the trust year shall be the calendar year. For financial reporting purposes, the trust year shall coincide with the Company’s fiscal year. The Company shall report any change in its fiscal year to the Trustee.

1.02	Duration

1.02-1 The Trust shall continue in effect until the trust fund is exhausted through distribution of benefits to Participants, payment to creditors in the event of insolvency, payment of fees and expenses of the Trustee, and return of remaining funds to the Company pursuant to 1.02-2. Notwithstanding the foregoing, if required to comply with applicable state laws regulating the maximum period for which trusts may exist, the Trust shall terminate six (6) months before twenty-one (21) years after the death of the last survivor of all present or future Participants who are now living and those persons now living who are designated as beneficiaries of any such Participants in accordance with the terms of any Plans.

1.02-2 Except as otherwise provided in 1.02, the Trust shall be irrevocable until all benefits payable under the Plans to Participants who are covered by this Trust Agreement are paid. The Trustee, upon written direction of the Company, shall then return to the Company any assets remaining in the Trust.

1.02-3 If the existence of the Trust or any Subtrust hereunder is held to be ERISA Funded or Tax Funded by a federal court and appeals from that holding are no longer timely or have been exhausted, the Trust or such Subtrust shall terminate. The Board of Directors of the Company (the “Board”) may also terminate the Trust or any Subtrust if it determines, based on an opinion of legal counsel which is satisfactory to the Trustee, that either (i) judicial authority or the position of the U.S. Department of Labor, Treasury Department or Internal Revenue Service (as expressed in proposed or final regulations, advisory opinions or rulings, or similar administrative announcements) creates a significant risk that the Trust or any Subtrust will be held to be ERISA Funded or Tax Funded or (ii) ERISA or the Code requires the Trust or any Subtrust to be amended in a way that creates a significant risk that the Trust or such Subtrust will be held to be ERISA Funded or Tax Funded, and failure to so amend the Trust or such Subtrust could subject the Company to material penalties. Upon any such termination, the assets of each terminated Trust or Subtrust remaining after payment of the Trustee’s fees and expenses shall be distributed, in accordance with the written directions of the Company, as follows:

(a) Such assets shall be transferred to a new trust established by the Company which is not deemed to be ERISA Funded or Tax Funded, but which is similar in all other material respects to the Trust, if the Company determines that it is possible to establish such a trust.

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(b) If the Company determines that it is not possible to establish the trust in (a) above, then the assets shall be distributed to the Company if the Written Consent of Participants, as defined in 1.02-5, in the Trust or applicable Subtrust is obtained for such distribution.

(c) If the Company determines that it is not advantageous to establish a new trust and cannot obtain the Written Consent of Participants, the assets of the terminated Trust or Subtrust shall be allocated in proportion to the vested accrued benefits of Participants under the applicable Plans and shall be distributed to such Participants in lump sums to the extent permitted under Code Section 409A. Any assets remaining upon termination of a Trust or Subtrust shall be distributed to other Trusts or Subtrusts or to the Company in accordance with 2.04.

Notwithstanding the foregoing, the Trustee, upon the direction of the Committee and to the extent permitted under Code Section 409A, shall distribute Plan benefits to a Participant to the extent that a federal court has held that the interest of the Participant in the Trust causes such Plan benefits to be includible for federal income tax purposes in the gross income of the Participant prior to actual payment of such Plan benefits to the Participant and appeals from that holding are no longer timely or have been exhausted. The Trustee may also distribute Plan benefits to a Participant, upon direction of the Committee and to the extent permitted under Code Section 409A, if the Trustee reasonably believes, based on an opinion of legal counsel which is satisfactory to the Trustee, that there is a significant risk that the Participant’s interest in the trust fund will be held to be ERISA Funded or Tax Funded with respect to such Participant or that such Participant will be determined not to be a “management or highly compensated employee” for purposes of ERISA. The provisions of this paragraph shall also apply to any beneficiary of a Participant.

1.02-4 The Trust is “Tax Funded” if it causes the interest of a Participant in the Trust to be includible for federal income tax purposes in the gross income of the Participant prior to actual payment of Plan benefits to the Participant.

The Trust is “ERISA Funded” if it prevents any of the Plans from meeting the “unfunded” criterion of the exceptions to application of the provisions of Parts 2 through 4 of Subtitle B of Title I of ERISA for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.02-5 “Written Consent of Participants” means, for the purposes of this Trust Agreement, consent in writing by Participants who (i) are a majority in number and (ii) have more than fifty percent (50%) in value of the accrued benefits, of the Participants in the Trust or in each affected Subtrust under this Trust Agreement on the date of such consent. For this purpose, Participants shall not include any beneficiaries of Participants.

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1.03	Irrevocability

1.03-1 The Trust shall be irrevocable, subject to 1.02.

1.04	Special Circumstance

1.04-1 Upon the occurrence of a Special Circumstance described in 1.04-2, the Trust assets shall be held for Participants who had accrued benefits under the Plans before the Special Circumstance occurred, including benefits accrued for such Participants after the Special Circumstance.

1.04-2 A “Special Circumstance” shall mean a Change in Control (as defined in 1.04-3).

1.04-3 A “Change in Control” shall be deemed to have occurred if any of the following events shall occur:

(a) Any Person is or becomes the Beneficial Owner, either directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined Voting Power of the Company’s securities; or

(b) Within any twenty-four (24) month period the members of the Board (the “Incumbent Company Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election to the Board, by a majority of the Incumbent Company Directors then still in office shall be deemed to be an Incumbent Company Director for purposes of this subclause (b); or

(c) Upon the consummation of a Corporate Event, immediately following the consummation of which the stockholders of the Company, immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of:

(i) in the case of a merger or consolidation, the surviving or resulting corporation;

(ii) in the case of a share exchange, the acquiring corporation, or

(iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than twenty-five percent (25%) of the consolidated assets of the Company immediately prior to such Corporate Event, provided that no Change in Control shall be deemed to have occurred with respect to any Participant who is employed, immediately following such Corporate Event, by any entity in which the stockholders of the Company, as the case may be, immediately prior to such Corporate Event hold, directly or indirectly, a majority of the Voting Power; or

(d) Any other event occurs which the Board declares to be a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred merely as a result of an underwritten offering of the equity securities of the Company

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where no Person (including any “group” (within the meaning of Rule 13d-5(b) under the Exchange Act)) acquires more than twenty-five percent (25%) of the beneficial ownership interests in such securities.

For purposes of 1.04-3, capitalized terms shall have the following meaning unless defined elsewhere in this Trust Agreement.

(a) “Beneficial Owner” means any “person,” as such term is used in Section 13(d) of the Exchange Act, who, directly or indirectly, has or shares the right to vote, dispose of, or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

(b) “Board” means, solely for purposes of 1.04-3, the board of directors of Prudential Financial, Inc. or The Prudential Insurance Company of America, as applicable.

(c) “Company” means, solely for purposes of 1.04-3, Prudential Financial, Inc. or The Prudential Insurance Company of America, as applicable.

(d) “Corporate Event” means a merger, consolidation, recapitalization or reorganization, share exchange, division, sale, plan of complete liquidation or dissolution, or other disposition of all or substantially all of the assets of the Company, which has been approved by the shareholders of the Company.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) A “Person” means any person (within the meaning of Section 3(a)(9) of the Exchange Act, including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)), but excluding any of the Company, any subsidiary of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company.

(g) A specified percentage of “Voting Power” of a company means such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors.

(h) “Voting Securities” means all securities of a company entitling the holders thereof to vote in an annual election of directors.

1.04-4 For purposes of this Trust Agreement, a Change in Control shall be deemed to have occurred upon receipt by the Trustee of written notice to that effect from the Company. The Chief Executive Officer of the Company or the Board shall furnish written notice to the Trustee when a Change in Control occurs under 1.04-3. Upon receipt of a written demand from a Participant, the Trustee shall request the Chief Executive Officer of the Company and the Board to advise it whether a Change in Control (as defined in this Trust Agreement) has occurred.

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ARTICLE II—TRUST FUND AND FUNDING POLICY

2.01	Contributions

2.01-1 In its discretion, the Company may contribute to the Trust such amounts or assets as the Committee may reasonably decide are necessary to provide security for all Plan benefits payable to Participants covered by the Trust.

The Company shall also contribute to the Trust such amounts as are necessary to enable the Trustee to make all Plan benefit payments to Participants when due, unless the Company makes such payments directly, whenever the Trustee advises the Company that the assets of the Trust or Subtrust are insufficient to make such payments.

2.01-2 Whenever the Company makes a contribution to the Trust, the Company may designate the Plan(s) and Subtrust(s) to which such contribution (or designated portions thereof) shall be allocated. The Company may also make contributions to a special reserve for payment of future fees and expenses of the Trustee and future trust fees and expenses for legal and administrative proceedings. The Company may designate a separate Subtrust to receive such contributions, which shall be distinct from the other Subtrust(s) established for the Plan(s).

A trust funding deposit for payment of future insurance premiums (“Trust Funding Deposit”) may be established if the Trust holds insurance contracts. The Company shall designate the portion of each contribution which shall be allocated to the Trust Funding Deposit. The Trust Funding Deposit shall normally be used only to pay premiums on insurance contracts which are held in the Trust. However, if necessary, the Trust Funding Deposit may be used to pay Plan benefits which are payable to Participants from the Trust with prior written notice to the Company. If separate Subtrusts are established, the Committee may direct the Trustee, or the Trustee may determine on its own initiative after a Special Circumstance, to establish separate Trust Funding Deposits for each Subtrust which holds insurance contracts.

2.01-3 The Company shall, within sixty (60) days after the occurrence of a Special Circumstance (as defined in 1.04-2), and not later than sixty (60) days after the end of each calendar year following a Special Circumstance, contribute to the Trust the amount by which the sum of the following amounts exceeds the value of all Trust assets as of the applicable date:

(a) The present value of all accrued benefits (vested and unvested) payable under the Plans on a pretax basis to Participants covered by the Trust. All benefits shall be calculated by assuming that each Participant is terminated upon a Change in Control. The present value is based on the accrued benefit and any enhanced benefit commencing as early as allowed by the Plans. Any benefit enhancement or right with respect to the Plans which is provided under employment or severance agreements of Participants shall be taken into account in making the foregoing calculation insofar as it may increase benefits under the Plans.

(b) The present value of future interest due on any outstanding policy loans on insurance contracts held in the Trust, assuming interest continues to be payable at the then current policy loan rate for twenty-five (25) more years or until the insured attains age eighty (80), whichever is sooner.

2.01-4 The calculations required under 2.01-3 shall be made by the Company, or a qualified actuary or consultant selected by the Committee, based on the terms of the Plans and the actuarial assumptions and methodology set forth in Appendix A attached hereto. Before a Special Circumstance, Appendix A may be revised by the Committee from time to time. After a Special Circumstance, Appendix A may be revised only with the Written Consent of Participants.

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2.01-5 Whenever the Company makes a contribution to the Trust pursuant to 2.01-3, it shall furnish the Trustee with a written statement setting forth the computation of all required amounts contributed under subparagraphs (a) and (b) of 2.01-3. The Trustee shall have no duty or responsibility to review or otherwise question any such computation.

Whenever a Special Circumstance occurs or the Company makes a contribution pursuant to 2.01-3, the Company shall deliver to the Trustee, contemporaneously with or immediately prior to such event, a schedule (the “Payment Schedule”) indicating the amounts payable under each Plan in respect of each Participant, or providing a formula or instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amounts are to be paid (as provided for or available under the Plans), the time of commencement for payment of such amounts and the time to stop payment of such amounts, if applicable. The Payment Schedule shall include any other necessary instructions with respect to Plan benefits (including legal expenses) payable under the Plans and any conditions with respect to any Participant’s entitlement to, and the Company’s obligation to provide, such benefits, and such instructions may be revised from time to time to the extent so provided under the Plans or this Trust Agreement.

A modified Payment Schedule shall be delivered by the Company to the Trustee (i) at each time that additional amounts are required to be paid by the Company to the Trustee pursuant to 2.01-3, (ii) whenever Excess Assets are returned to the Company pursuant to 2.04, and (iii) upon the occurrence of any event requiring a modification of the Payment Schedule. The Company shall also furnish a Payment Schedule or modified Payment Schedule for any or all Plan(s) upon request by the Trustee at any other time. Whenever the Company is required to deliver to the Trustee a Payment Schedule or a modified Payment Schedule, the Company shall also deliver at the same time to each Participant the respective portion of the Payment Schedule or modified Payment Schedule that sets forth the amount payable to that Participant.

2.01-6 The Trustee shall accept the contributions made by the Company and hold them as a trust fund for the payment of benefits under the Plans. The Trustee shall not be responsible for determining the required amount of contributions or for collecting any contribution not voluntarily paid, nor shall the Trustee be responsible for the adequacy of the trust fund to meet and discharge all liabilities under the Plans. Contributions may be in cash or in other assets specified in 2.02.

2.02	Investments and Valuation

2.02-1 The trust fund may be invested in insurance (including annuity) contracts (“Contracts”). Such Contracts may be purchased by the Company and transferred to the Trustee as in-kind contributions or may be purchased by the Trustee with the proceeds of cash contributions (or may be purchased upon direction by the Committee pursuant to 2.02-2 or an Investment Manager pursuant to 2.02-4). The Trustee shall have the power to exercise all rights, privileges, options and elections granted by or permitted under any Contract or under the rules of the insurance company issuing the Contract (“Insurer”), including the right to obtain policy loans against the cash value of the Contract. Prior to a Special Circumstance, the exercise by the Trustee of any incidents of ownership under any Contract shall be subject to the direction of the Committee.

Prior to a Special Circumstance, the Trustee shall execute the application for any insurance contract to be applied for in such form as the Company shall deem appropriate. Following a Special Circumstance,

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insurance contracts shall be obtained in the discretion of the Trustee. The Trustee shall be the absolute owner of all Contracts which shall be held as part of the Trust corpus. The Trustee, upon direction of the Committee, shall pay from the Trust corpus premiums, assessments, dues, charges and interest to acquire or maintain any Contracts held in the Trust; provided that following a Special Circumstance, such payments shall be made or continue to be made in the discretion of the Trustee. For such purposes the Trustee may use any money held by the Trustee as part of the Trust corpus. If, prior to a Special Circumstance, the cash available in the Trust is not sufficient to pay all of the sums due with respect to such Contracts, the Trustee shall immediately notify the Company of the amount of the deficiency; and the Trustee shall be under no duty or obligation to make any such payments unless and until the Trustee shall be in receipt of a Company contribution which is sufficient to make such payments.

As directed by the Committee prior to a Special Circumstance, but otherwise in its discretion, the Trustee shall, without the consent of any other person, collect and receive all dividends or other payments of any kind payable with respect to, under, or arising out of any insurance contracts held in the Trust or shall leave the same with the Insurer. As directed by the Committee prior to a Special Circumstance, but otherwise in its discretion, the Trustee shall have the power to convert from one (1) form of Contract to any other form of Contract; to designate any mode of settlement of the proceeds of any Contract held in the Trust; to borrow sums of money from the Insurer upon any Contract or Contracts issued by it and held in the Trust; to agree with the Insurer issuing any Contract to any release, reduction, modification or amendment thereof; and, without limitation of any of the foregoing, to exercise any and all of the rights, options or privileges that belong to the absolute owner of any Contracts held in the Trust or that are granted by the terms of any such Contracts or of this Trust Agreement.

The Trustee shall have no power to name a beneficiary of an insurance policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

Notwithstanding anything contained herein to the contrary, except to the extent that the occurrence of any of the following acts or events is attributable to the act or omission of the Trustee, the Trustee shall not be liable for the refusal of any Insurer to issue or change any Contract or Contracts or to take any other action requested by the Trustee; nor for the form, genuineness, validity, sufficiency or effect of any Contract or Contracts held in the Trust; nor for the act of any person or persons that may render any such Contract or Contracts null and void other than the act of any person affiliated with, representative of or controlled by, the Trustee; nor for the failure of any Insurer to pay the proceeds of any such Contract or Contracts as and when the same shall become due and payable; nor for any delay in payment resulting from any provision contained in any such Contract or Contracts; nor for the fact that for any reason whatsoever (other than its own negligence or willful misconduct) any Contracts shall lapse or otherwise become uncollectible.

2.02-2 Prior to a Special Circumstance, the Trustee shall invest the trust fund in accordance with written directions by the Committee, including directions for exercising rights, privileges, options and elections pertaining to Contracts and for borrowing from Contracts or other borrowing by the Trustee. The Trustee shall act only as an administrative agent in carrying out directed investment transactions and shall not be responsible for the investment decision. If a directed investment transaction violates any duty to diversify, to maintain liquidity or to meet any other investment standard under this Trust Agreement or applicable law, the entire responsibility shall rest upon the Company, unless the Trustee knows that a directed investment transaction violates the terms of this Trust Agreement or applicable law. The Trustee shall be fully protected in acting upon or complying with any investment objectives, guidelines, restrictions or directions provided in accordance with this paragraph.

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After a Special Circumstance, the Committee shall no longer be entitled to direct the Trustee with respect to the investment of the trust fund, unless the Written Consent of Participants is obtained for the Committee to continue to have this right pursuant to 2.02-2. If such Written Consent of Participants is not obtained, the trust fund shall be invested by the Trustee pursuant to 2.02-3 or by an Investment Manager pursuant to 2.02-4. The Trustee or Investment Manager shall have the right to invest the Trust Fund primarily in insurance contracts pursuant to 2.02-1.

The Trustee may not invest in securities (including stock or rights to acquire stock) or obligations issued by the Company or its affiliates or in other real or personal property of the Company or its affiliates. No rights associated with assets of the Trust shall be exercisable by or rest with Participants.

The Committee may not direct the Trustee to make any investments, and the Company may not make any contributions to the trust fund, which are not permissible investments under 2.02-2 and 2.02-3.

2.02-3 After a Special Circumstance, the Trustee shall invest and reinvest the assets of the trust fund as the Trustee, in its sole discretion, may deem appropriate, in accordance with applicable law, except as provided in 2.02-2 or 2.02-4.

Permissible investments shall be limited to the following:

(a) Insurance or annuity contracts, including variable insurance or annuity contracts;

(b) Preferred or common stocks, bonds, notes, debentures, commercial paper, certificates of deposit, money market funds, obligations of governmental bodies, or other securities;

(c) Interest-bearing savings or deposit accounts with any federally-insured bank or savings and loan association (including the Trustee or an affiliate of the Trustee); or

(d) Shares or certificates of participation issued by investment companies, investment trusts, mutual funds, or common or pooled investment funds (including any common or pooled investment fund now or hereafter maintained by the Trustee or an affiliate of the Trustee).

Investments in securities, obligations or real or personal property of the Company or its affiliates shall be subject to the limitations under 2.02-2.

2.02-4 Before a Special Circumstance, the Company may appoint one (1) or more investment managers (“Investment Manager”) subject to the following provisions:

(a) The Company may appoint one (1) or more Investment Managers to manage (including the power to acquire and dispose of) a specified portion of the assets of the Trust (hereinafter referred to as that Investment Manager’s “Segregated Fund”). Any Investment Manager so appointed must be either (i) an investment adviser registered as such under the Investment Advisers Act of 1940, (ii) a bank, as defined in that Act, or (iii) an insurance company qualified to perform services in the management, acquisition or disposition of the assets of trusts under the laws of more than one (1) state; and, if required by the Company, any Investment Manager so appointed must acknowledge in writing to the Company and to the Trustee that it is a fiduciary with respect to the Plans. The Trustee, until notified in writing to the contrary, shall be fully protected in relying upon any written notice of the appointment of an Investment Manager furnished to it by

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the Company. In the event of any vacancy in the office of Investment Manager, the Trustee shall be deemed to be the Investment Manager of that Investment Manager’s Segregated Fund until an Investment Manager thereof shall have been duly appointed; and in such event, until an Investment Manager shall have been so appointed and qualified, references herein to the Trustee’s acting in respect of that Segregated Fund pursuant to direction from the Investment Manager shall be deemed to authorize the Trustee to act in its own discretion in managing and controlling the assets of that Segregated Fund, and subparagraphs (c) and (d) below shall have no effect with respect thereto and shall be disregarded.

(b) Each Investment Manager appointed pursuant to subparagraph (a) above shall have exclusive authority and discretion to manage and control the assets of its Segregated Fund and may invest and reinvest the assets of the Segregated Fund in any investments in which the Trustee is authorized to invest under 2.02-3, subject to the terms and limitations of any written instruments pertaining to its appointment as Investment Manager. Copies of any such written instruments shall be furnished to the Trustee. In addition, each Investment Manager from time to time and at any time may direct the Trustee to invest and reinvest otherwise uninvested cash held in its Segregated Fund temporarily in bonds, notes or other evidences of indebtedness issued or fully guaranteed by the United States of America or any agency or instrumentality thereof, or in other obligations of a short-term nature, including prime commercial obligations or part interests therein.

(c) The Trustee shall not be liable (i) for any act or omission of any Investment Manager (except to the extent the Trustee itself is serving as Investment Manager); (ii) for following directions, including investment directions of an Investment Manager (other than the Trustee) or the Committee, which are given in accordance with this Trust Agreement; (iii) for failing to act in the absence of Investment Manager direction; or (iv) for any loss of any kind which may result by reason of the manner of division of the Trust into Subtrusts, except to the extent the Trustee’s own negligence caused or contributed to the loss. The Trustee shall be under no duty to make any review of investments acquired for the Trust at the direction or order of any Investment Manager and shall be under no duty at any time to make any recommendation with respect to disposing of or continuing to retain any such investment.

(d) After a Special Circumstance, the hiring or retention of an Investment Manager shall be at the discretion of the Trustee.

2.02-5 The values of all assets in the trust fund shall be reasonably determined by the Trustee and may be based on the determination of qualified independent parties or Experts (as described in 2.06-2). Subject to the immediately following sentence, at any time before or after a Special Circumstance, the Trustee shall have the right to secure confirmation of value by a qualified independent party or Expert for all property of the trust fund, as well as any property to be substituted for other property of the trust fund pursuant to 2.05. Before a Special Circumstance the Company may designate one (1) or more independent parties, who are acceptable to the Trustee, to determine the fair market value of any notes, securities, real property or other assets.

Any insurance or annuity contracts held in the trust fund shall be valued at their cash surrender value, except for purposes of substituting other property for such Contracts pursuant to 2.05-2. All securities shall be valued net of estimated costs to sell, or register for sale, such securities. All real property shall be valued net of estimated costs to sell such real property. All other assets of the trust fund shall be valued at their fair market value.

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The Company shall pay all costs incurred in valuing the assets of the trust fund, including any assets to be substituted for other assets of the trust fund pursuant to 2.05. If not so paid, these costs shall be paid from the trust fund. The Company shall fully reimburse the trust fund within thirty (30) days after receipt of a trust statement from the Trustee indicating such costs paid out of the trust fund.

2.02-6 In order to permit the Committee or an Investment Manager, as the case may be, to make timely and informed decisions regarding the management of those assets of the Trust subject to its respective control, the Trustee shall forward to the Committee or Investment Manager, as the case may be, for appropriate action any and all proxies, proxy statements, notices, requests or other communications received by the Trustee (or its nominee) as the record owner of such assets.

2.03	Subtrusts

2.03-1 The Company may direct the Trustee, or the Trustee may determine on its own initiative after a Special Circumstance, to establish (i) a separate subtrust (“Subtrust”) for each Plan to which the Trustee shall credit contributions it receives which are earmarked for that Plan and Subtrust and (ii) a separate Subtrust to which the Trustee shall credit contributions it receives which are earmarked to the special reserve for payment of future fees and expenses of the Trustee and future Trust fees and expenses for legal and administrative proceedings. Each Subtrust shall reflect an undivided interest in assets of the trust fund and shall not require any segregation of particular assets. When Subtrusts are established, all contributions shall be designated by the Company for a particular Subtrust. However, any contribution received by the Trustee which is not designated by the Company for a particular Subtrust before a Special Circumstance shall be allocated among the Subtrusts as the Trustee may determine in its sole discretion.

When Subtrusts are established at a later date subsequent to adoption of the Trust, the Trustee shall allocate the Trust assets among the separate Subtrusts as directed by the Company prior to a Special Circumstance, but otherwise as the Trustee may determine in its discretion. By way of illustration, but not limitation, the Trustee may allocate the Trust assets among the Subtrusts in proportion to the present value of all accrued benefits (vested and unvested) payable under each Plan on a pretax basis to Participants covered by the Trust, as determined under 2.01-3.

The Committee may direct the Trustee, or the Trustee may determine on its own initiative after a Special Circumstance, to maintain a separate subaccount within each Subtrust for a Plan for each Participant who is covered by the Subtrust. Each subaccount in a Subtrust shall reflect an individual interest in assets of the Subtrust and, as much as possible, shall operate in the same manner as if it were a separate Subtrust.

2.03-2 The Trustee shall allocate investment earnings and losses and expenses of the trust fund as of a valuation date among the Subtrusts in proportion to their balances. Payments to creditors during Insolvency Administration under 5.02 shall be charged against the Subtrusts in proportion to their balances, except that payment of Plan benefits to a Participant as a general creditor shall be charged against the Subtrust for that Plan.

2.03-3 Assets allocated to a Subtrust for one (1) Plan may not be utilized to provide benefits under any other Plans until all benefits under such Plan have been paid in full, except that Excess Assets of a Subtrust may be transferred to other Subtrusts pursuant to 2.04-5.

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2.04	Recapture of Excess Assets

2.04-1 In the event the Trust or Subtrust shall hold Excess Assets, the Committee, at its option, may direct the Trustee to return part or all of such Excess Assets to the Company.

2.04-2	“Excess Assets” are assets of the Trust or Subtrusts that (a) before a Special Circumstance, exceed the lesser of (i) one hundred ten percent (110%) of the amounts described in subparagraphs (a) and (b) of 2.01-3, or (ii) in the applicable calendar year, as set forth in Table I below, the amount set forth opposite such year; or (b) after a Special Circumstance, exceed one hundred twenty-five percent (125%) of the amounts described in subparagraphs (a) and (b) of 2.01-3.

TABLE I

Year	Amount
2007	$100 million
2008	$200 million
2009	$300 million
2010	$400 million
2011	$500 million
2012	$600 million
2013	$700 million
2014 and Thereafter	One hundred ten percent (110%) of the amounts described in subparagraphs (a) and (b) of 2.01-3

2.04-3 The calculation required by 2.04-2 shall be based on the terms of the Plans and the actuarial assumptions and methodology set forth in Appendix A. Before a Special Circumstance, the calculation shall be made by the Company or a qualified actuary or consultant selected by the Committee. After a Special Circumstance, the calculation shall be made by a qualified actuary or consultant selected by the Trustee, provided the Committee may select a qualified actuary or consultant with the Written Consent of Participants.

2.04-4 Excess Assets shall be returned to the Company in any order of priority directed by the Committee, unless the Trustee determines otherwise to protect the Participants after a Special Circumstance.

2.04-5 If any Subtrust holds Excess Assets, the Committee may direct the Trustee to transfer such Excess Assets to other Subtrusts, either ratably in proportion to the unfunded liabilities to Participants for Plan benefits of all other Subtrusts or first to the other Subtrust(s) with the largest percentage of such unfunded liabilities. After a Special Circumstance the Trustee may also transfer Excess Assets of a Subtrust to other Subtrusts upon its own initiative in such amounts as it may determine in its sole discretion.

Excess Assets of a Subtrust for a Plan shall be determined in the same manner as Excess Assets of the Trust are determined pursuant to 2.04-2 and 2.04-3. In making this determination each Subtrust for a Plan shall bear its allocable share of the amounts described in subparagraphs (a) and (b) of 2.01-3 which relate to that Plan.

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2.05	Substitution of Other Property

2.05-1 The Company shall have the power to reacquire part or all of the assets or collateral held in the trust fund at any time, by simultaneously substituting for it other readily marketable property of equivalent value, net of any estimated costs of disposition; provided that, if the Trust holds Excess Assets, the property which is substituted shall not be required to be of equivalent value, but only of sufficient value so that the Trust will retain Excess Assets of not less than one thousand dollars ($1,000) after such substitution. The property which is substituted must be among the types of investments authorized under 2.02 and may not be less liquid or marketable or less well secured than the property for which it is substituted, as determined by the Trustee. Such power is exercisable by the Company in a nonfiduciary capacity and may be exercised without the approval or consent of Participants or any other person, subject to the limitations under 2.05.

2.05-2 Except for insurance contracts, the value of any assets reacquired under 2.05-1 shall be determined as provided in 2.02-5. The value of any insurance contract reacquired under 2.05-1 shall be the present value of future projected cash flow or benefits payable under the Contract, but not less than the cash surrender value. The projection shall include death benefits based on reasonable mortality assumptions, including known facts specifically relating to the health of the insured and the terms of the Contract to be reacquired. Values shall be reasonably determined by the Trustee and may be based on the determination of qualified independent parties and Experts, as described in 2.02-5 and 2.06-2. The Trustee shall have the right, but shall be under no duty or obligation, to secure confirmation of value by a qualified independent party or Expert for all property to be substituted for other property.

2.05-3 The Company shall pay all costs incurred in valuing the assets of the trust fund, including any assets to be substituted for other assets of the trust fund pursuant to 2.05. If not so paid, these costs shall be paid from the trust fund. The Company shall reimburse the trust fund within thirty (30) days after receipt of a bill from the Trustee for any such costs paid out of the trust fund.

2.06	Administrative Powers of Trustee

2.06-1 Subject in all respects to direction by the Committee or Investment Manager, as applicable, and to the applicable provisions of this Trust Agreement, including limitations on investment of the trust fund, the Trustee shall have the rights, powers and privileges of an absolute owner when dealing with property of the Trust, including (without limiting the generality of the foregoing) the powers listed below:

(a) To sell, convey, transfer, exchange, convert, partition, lease, and otherwise dispose of any of the assets of the Trust at any time held by the Trustee under this Trust Agreement and generally to make, execute, acknowledge and deliver any and all assignments and other instruments whenever such actions may be required to perform its obligation hereunder;

(b) To exercise any option, conversion privilege, subscription right, or other privilege given the Trustee as the owner of any security held in the Trust; to vote any corporate stock either in person or by proxy, with or without power of substitution; to consent to or oppose any reorganization, consolidation, merger, readjustment of financial structure, sale, lease or other disposition of the assets of any corporation or other organization, the securities of which may be an asset of the Trust; and to take any action in connection therewith and receive and retain any securities resulting therefrom;

(c) To deposit any security with any voting trust or protective or reorganization committee (and to delegate to such committee such power and authority with respect thereto as

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the Trustee may deem proper), or with depositories designated thereby, and to agree to pay out of the Trust such portion of the expenses and compensation of such voting trust or committee as the Trustee, in its discretion, shall deem appropriate;

(d) To cause any property of the Trust to be issued, held or registered in the name of the Trustee as trustee, or in the name of one (1) or more of its nominees, or one (1) or more nominees of any system for the central handling of securities, or in such form that title will pass by delivery, provided that the books and records of the Trustee shall in all events indicate the true ownership of such property, or to deposit any securities held in the Trust with a securities depository;

(e) To renew or extend the time of payment of any obligation due or to become due;

(f) To commence or defend lawsuits or legal or administrative proceedings; to compromise, arbitrate or settle claims, debts or damages in favor of or against the Trust; to deliver or accept, in either total or partial satisfaction of any indebtedness or other obligation, any property; to continue to hold for such period of time as the Trustee may deem appropriate any property so received; and to pay all costs and reasonable attorneys’ fees in connection therewith out of the assets of the Trust; provided, however, that the Trustee shall be obligated to take any such action only to the extent the assets of the Trust are sufficient to fund such action;

(g) To foreclose any obligation by judicial proceeding or otherwise;

(h) Subject to 2.02, to borrow money from any person in such amounts, upon such terms and for such purposes as the Trustee may be directed by the Committee prior to a Special Circumstance or as the Trustee, in its discretion, may deem appropriate; and in connection therewith, to execute promissory notes, mortgages or other obligations and to pledge or mortgage any trust assets as security; and to lend money on a secured or unsecured basis to any person other than a party in interest;

(i) To manage any real property in the Trust in the same manner as if the Trustee were the absolute owner thereof, including the power to lease the same for such term or terms within or beyond the existence of the Trust and upon such conditions as the Trustee may be directed by the Committee or may deem proper; and to grant options to purchase or acquire options to purchase any real property;

(j) To appoint one (1) or more persons or entities as custodian or ancillary trustee or subtrustee for the purpose of investing in and holding title to real or personal property or any interest therein located outside the State of New Jersey; provided that any such custodian, ancillary trustee or subtrustee shall act with such power, authority, discretion, duties, and functions of the Trustee as shall be specified in the instrument establishing such custodianship, ancillary trust or subtrust, including (without limitation) the power to receive, hold and manage property, real or personal, or undivided interests therein; and the Trustee may pay the reasonable expenses and compensation of such custodians, ancillary trustees or subtrustees from its own assets, or upon prior written consent from the Company (including an estimate of cost), out of the Trust;

(k) To hold such part of the assets of the Trust uninvested for such limited periods of time as may be necessary for purposes of orderly trust administration or pending required directions, or to create reserves for the payment of expenses or for distributions pursuant to the Plans without liability for payment of interest;

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(l) To write or purchase call or put options or enter into commodity contracts and to take appropriate action in connection with such contracts;

(m) To pay the expenses and taxes of the Trust out of the assets held hereunder, including, without limitation, reasonable expenses and compensation for its services as Trustee with thirty (30) days’ prior written notice to the Company;

(n) To hold securities in a margin account with a brokerage firm and to borrow against the value of such securities to the extent permitted by law, but the books and records of the Trust shall at all times show that all such investments are part of the Trust;

(o) To deposit any securities with stock clearing corporations or similar organizations, whether located within the State of New Jersey or in another state of the United States of America or elsewhere;

(p) To form any corporation, association, partnership, or joint venture under the laws of any jurisdiction, or to participate in the forming of any such corporation, association, partnership or joint venture, or to acquire an interest in or otherwise make use of any corporation, association, partnership or joint venture, for the purpose of facilitating the trust fund’s investing in and holding title to any property;

(q) To lend securities of the Trust and to invest and reinvest any cash collateral deposited as security for the securities so loaned; provided that any such loan of securities shall be made pursuant to a written agreement between the Company and the Trustee, which agreement shall set forth the terms and conditions of the Trustee’s appointment as securities lending agent;

(r) To employ suitable agents, consultants, custodians, and legal counsel, and, as part of its reasonable expenses under this Trust Agreement, to pay their reasonable expenses and compensation, upon prior written consent from the Company (including an estimate of cost), from the Trust;

(s) To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers granted herein;

(t) Generally to do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the orderly administration or protection of the trust fund.

Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or applicable law, the Trustee shall not have any power that could give the Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

2.06-2 The Trustee may engage one (1) or more qualified independent attorneys, accountants, actuaries, appraisers, arbitrators, consultants or other experts (an “Expert”) for any purpose, including the determination of Excess Assets pursuant to 2.04 or disputed claims pursuant to 3.03. For purposes of

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valuing any insurance contract, the issuer of any such Contract shall be deemed to be an Expert. The determination of an Expert shall be final and binding on the Company, the Trustee, and all of the Participants unless, within sixty (60) days after receiving a determination deemed by any Participant to be adverse, any Participant disputes the determination using the procedure for disputed claims pursuant to 3.03. The Trustee shall be authorized to pay the fees and expenses of any Expert out of the assets of the trust fund.

2.06-3 The Company shall from time to time pay taxes (references in this Trust Agreement to the payment of taxes shall include interest and applicable penalties) of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of the trust fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes levied or assessed upon the trust fund are not paid by the Company or contested by the Company pursuant to the last sentence of this paragraph, the Trustee shall pay such taxes out of the trust fund, and the Company shall deposit into the trust fund an amount equal to the amount paid from the trust fund to satisfy such tax liability, upon notice by the Trustee that any such amount has been paid by the Trustee. If requested by the Company, the Trustee may, at the Company’s expense, contest the validity of such taxes in any manner deemed appropriate by the Company or its counsel, but only if it has received an indemnity bond or other security satisfactory to it to pay any expenses or any liability it may incur in connection with such contest. Alternatively, the Company may itself contest the validity of any such taxes, but any such contest shall not affect the Company’s obligation to reimburse the trust fund for taxes paid from the trust fund.

2.06-4 Notwithstanding any provisions in the Plans or this Trust Agreement to the contrary, the Company and Trustee may withhold any benefits payable to a beneficiary as a result of the death of the Participant or any other beneficiary until such time as (a) the Company is able to determine whether a generation-skipping transfer tax, as defined in Chapter 13 of the Code, or any substitute provision therefor, is or may become payable by the Company or Trustee as a result of benefit payments to the beneficiary; and (b) the Company has determined the amount of generation-skipping transfer tax that is or may become due, including interest thereon. If any such tax is or may become payable, the Company shall reduce the benefits otherwise payable hereunder to such beneficiary by such amounts as the Company feels are reasonably necessary to pay any generation-skipping transfer tax and interest thereon which is or may become due.

Any excess amounts so withheld from a beneficiary, which are not used to pay generation-skipping transfer tax and interest thereon, shall be payable to the beneficiary as soon as there is a final determination of the applicable generation-skipping transfer tax and interest thereon. Whenever any amounts which were withheld are paid to any beneficiary, interest shall be payable by the Company or Trustee to such beneficiary for the period of time between the date when such amounts would otherwise have been paid to the beneficiary and the date when such amounts are actually paid to the beneficiary after the aforementioned generation-skipping transfer tax determinations are made and the amount of benefits payable to the beneficiary is finally determined. Interest shall be payable at the same rate as provided under 5.03-2.

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ARTICLE III—ADMINISTRATION

3.01	Committee; Company Representatives

3.01-1 The Committee is the plan administrator for the Plans and has general responsibility to interpret the Plans and determine the rights of Participants and beneficiaries.

3.01-2 The Trustee shall be given the names and specimen signatures of the members of the Committee and any other Company representatives authorized to take action in regard to the administration of the Plans and the Trust. The Trustee shall accept and rely upon the names and signatures until notified of any change. Instructions to the Trustee shall be signed for the Committee by its Chair or such other person as the Committee may designate and for the Company by any officer or such other representative as the Company may designate.

3.02	Payment of Benefits

3.02-1 Benefit payments shall normally be made directly by the Company. If such payments are not made when due, the Participant or beneficiaries shall give written notice of the amount of such non-payment to the Trustee. The Trustee shall forward such notice to the Company and may pay such benefits to the Participant or beneficiaries on behalf of the Company thirty (30) days after such notice had been forwarded to the Company, unless the Company notifies the Trustee in writing in a timely manner that such payment already has been made. Benefit payments from the Trust or a Subtrust shall be made in full until the assets of the Trust or Subtrust are exhausted. Payments due on the date the Trust or Subtrust is exhausted shall be covered pro rata. The Company’s obligation shall not be limited to the trust fund, and a Participant or beneficiary shall have a claim against the Company for any payment not made by the Trustee.

The Trustee shall bear no liability if the assets of the Trust or any Subtrust are insufficient to satisfy any liability of the Plan or Trust, and no Participant or beneficiary or the Company shall have a claim against the Trustee with respect to such insufficiency.

3.02-2 A Participant’s entitlement to benefits under the Plans shall initially be determined by the Committee or consultant designated by the Committee. Any benefit enhancement or right with respect to the Plans which is provided under employment or severance agreements of Participants shall be taken into account in making the foregoing determination. Any claim for such benefits shall be considered and reviewed under the claims procedures established for the Plans.

3.02-3 The Trustee shall make payments if requested by, and in accordance with written directions from, the Committee or consultant designated by the Committee, except as provided in 3.03. The Trustee may request such directions from the Committee or consultant designated by the Committee. If the Committee or consultant designated by the Committee fails to furnish written directions to the Trustee, within thirty (30) days after receiving a written request for directions from the Trustee, the Trustee may make payments in accordance with the Plan or the most recent Payment Schedule furnished to it by the Company. The Trustee shall bear no liability if payments are made in error solely as a result of the Trustee not receiving the correct Payment Schedule from the Company.

The Trustee shall not be liable for payment of any tax assessed under any existing or future law against the assets of the trust fund. With respect to any benefit payment which is subject to federal, state or local income tax withholding, as directed in writing by the Company, the Trustee shall distribute assets of the trust fund to the Company for its submission to the applicable taxing authority or may pay amounts so withheld to taxing authorities on the Company’s behalf, as the Trustee may determine in its discretion. With respect to any federal, state or local income tax on the earnings on the assets of the trust fund, such tax shall be paid by the Company.

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3.02-4 At Company’s request, prior to a Special Circumstance, the Trustee shall use the Company as a paying agent. The Company, as paying agent, shall be reimbursed for benefit payments made by it to the extent of “Liquid Assets” in the Trust upon presentation of adequate documentation to the Trustee that benefit payments under one or more of the Plans have been made and the amounts thereof. “Liquid Assets” shall consist of cash and short-term investments. At Company’s request, prior to a Special Circumstance, the Trustee shall take withdrawals from life insurance contracts held by the Trustee but only if, and to the extent, such withdrawals may be made without the imposition of Federal income taxes on such withdrawals, in the sole determination of the Company. Any such withdrawals shall be added to Liquid Assets and be available for reimbursement of the Company, as paying agent.

After a Special Circumstance, the Trustee may continue to use Company as paying agent or, upon a good faith determination by the Trustee that it would be in the best interests of the participants in the Plans, the Trustee may make benefit payments directly or may hire one or more other paying agents.

3.02-5 The Trustee shall use the assets of the Trust or any Subtrust to make benefit payments or other payments in such order of priority as the Trustee may determine, or as may be directed by the Committee prior to a Special Circumstance.

3.03	Disputed Claims

3.03-1 A Participant covered by the Trust whose claim has been denied in whole or in part by the Committee, or who has received no response to the claim within sixty (60) days after submission to the Committee, may submit the claim to the Trustee. The Trustee shall give written notice of the claim to the Committee. If the Trustee receives no written response from the Committee within thirty (30) days after the date the Committee is given written notice of the claim, the Trustee shall pay the Participant the amount claimed. If a written response is received within such thirty (30) days, the Trustee shall designate an Expert, which may include the Trustee’s Fiduciary Committee if the Trustee’s Fiduciary Committee agrees to accept such duties, to consider the claim pursuant to 2.06-2. If the merits of the claim depend on compensation, service or other data in the possession of the Company and it is not provided, the Expert, which may include the Trustee’s Fiduciary Committee, may rely upon information provided by the Participant. Any benefit enhancement or right with respect to the Plans which is provided under employment or severance agreements of Participants shall be taken into account in making the foregoing determination.

3.03-2 The Trustee shall give written notice to the Participant and the Committee of the Expert’s, or Trustee’s Fiduciary Committee’s, decision on the claim. If the decision is to grant the claim, the Trustee shall make payment to the Participant.

Either the Participant or the Company may challenge the Expert’s decision by filing suit in a court of competent jurisdiction. If no such suit is filed within sixty (60) days after delivery of written notice of the Expert’s decision, the decision shall become final and binding on all parties.

3.04	Records

3.04-1 The Trustee shall keep complete records on the trust fund open to inspection by the Company and Committee at all reasonable times. In addition to accountings required below, the Trustee shall furnish to the Company, Committee and Participants any information reasonably requested about the trust fund.

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3.05	Accountings

3.05-1 The Trustee shall furnish the Company with a complete statement of accounts monthly within three (3) days after the end of the trust month showing assets and liabilities and income and expense for the month of the Trust and each Subtrust. The Trustee shall also furnish the Company with accounting statements at such other times as the Company may reasonably request. The form and content of the statement of accounts shall be sufficient for the Company to include in computing its taxable income and credits the income, deductions and credits against tax that are attributable to the trust fund.

3.05-2 The Company may object to an accounting within one hundred twenty (120) days after it is furnished and require that it be settled by audit by a qualified, independent certified public accountant selected by mutual agreement of the Company and the Trustee. Either the Company or the Trustee may require that the account be settled by a court of competent jurisdiction, in lieu of or in conjunction with the audit. All expenses of any audit or court proceedings, including reasonable attorneys’ fees, shall be allowed as administrative expenses of the Trust.

3.05-3 If the Company does not object to an accounting within one hundred twenty (120) days, the account shall be settled for the period covered by it.

3.05-4 When an account is settled, it shall be final and binding on all parties, including all Participants and persons claiming through them.

3.06	Expenses and Fees

3.06-1 The Trustee shall be reimbursed for all reasonable expenses and shall be paid a reasonable fee fixed by agreement with the Company from time to time. No increase in the fee shall be effective before thirty (30) days after the Trustee and the Company mutually agree to such increase. The Trustee shall notify the Company periodically of expenses and fees.

3.06-2 Trustee and other administrative and valuation fees and expenses shall be paid from the trust fund, unless otherwise paid by the Company. The Company shall reimburse the trust fund within ninety (90) days after receipt of a bill from the Trustee for any fees and expenses paid out of the trust fund.

ARTICLE IV—LIABILITY

4.01	Indemnity

4.01-1 Subject to such limitations as may be imposed by applicable law, the Company shall indemnify and hold harmless the Trustee from any claim, loss, liability, costs and expense, including reasonable attorneys’ fees, arising (a) out of any matter in connection with the administration of the Trust, or (b) by reason of any breach of any statutory or other duty owed to the Plans by the Company, Committee or any Investment Manager or any delegate of any of them, provided, however, that the foregoing indemnification in the subparagraphs (a) and (b) shall not apply to any loss arising out of the Trustee’s negligence, fraud, willful misconduct, violation of law, or breach of this Trust Agreement.

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4.01-2 The Trustee shall indemnify and hold harmless the Plans, the Company, the Committee, and any of their officers, agents or employees (“Company Indemnitees”) from all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Company Indemnitees arising out of the Trustee’s negligence, fraud, willful misconduct, violation of law or breach of this Trust Agreement.

4.02	Bonding

4.02-1 The Trustee need not give any bond or other security for performance of its duties under the Trust.

ARTICLE V—INSOLVENCY

5.01	Trustee Responsibility Regarding Payments When Company Is Insolvent

5.01-1 The Trustee shall cease payment of benefits to Participants and their beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

5.01-2 At all times during the continuance of the Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(a) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Participants or their beneficiaries.

(b) Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(c) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plans or otherwise.

(d) The Trustee shall resume the payment of benefits to Participants or their beneficiaries in accordance with Article III of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

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(e) The expenses of any determination of Insolvency or solvency shall be allowed as administrative expenses of the Trust.

5.01-3 Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to 5.01-2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to Participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

5.02	Insolvency Administration

5.02-1 During Insolvency Administration while the Company is Insolvent, the Trustee shall hold the trust fund for the benefit of the creditors of the Company and make payments only in accordance with 5.01 and 5.02-2. The Participants and beneficiaries shall have no greater rights than general creditors of the Company. The Trustee shall continue the investment of the trust fund in accordance with 2.02.

5.02-2 The Trustee shall make payments out of the trust fund in one (1) or more of the following ways:

(a) To creditors in accordance with instructions from a court, or a person appointed by a court, having jurisdiction over the Company’s condition of Insolvency;

(b) To Participants and beneficiaries in accordance with such instructions; or

(c) In payment of its own fees or expenses.

5.02-3 The Trustee shall have a priority claim against the trust fund with respect to its own fees and expenses.

5.03	Termination of Insolvency Administration

5.03-1 Insolvency Administration shall terminate when the Trustee determines that the Company:

(a) Is not Insolvent, in response to a notice or allegation of insolvency under 5.01;

(b) Has ceased to be Insolvent; or

(c) Has been determined by a court of competent jurisdiction not to be Insolvent or to have ceased to be Insolvent.

5.03-2 Upon termination of Insolvency Administration under 5.03-1, the trust fund shall continue to be held for the benefit of the Participants and beneficiaries under the Plans. Benefit payments due during the period of Insolvency Administration shall be made as soon as practicable, together with interest from the due dates, as directed by the Committee, based upon the following rates:

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(a) For deferred compensation or other defined contribution plans, the rate credited on the Participant’s account under the Plan or, if greater, the rate provided under subparagraph (b) below.

(b) For supplemental retirement or other defined benefit plans, a rate equal to the average PBGC rate applicable to immediate annuities during the period while benefit payments were suspended.

5.04	Creditors’ Claims During Solvency

5.04-1 During periods of solvency, the Trustee shall hold the trust fund exclusively to pay Plan benefits and fees and expenses of the Trust until all Plan benefits have been paid. Creditors of the Company shall not be paid during solvency from the trust fund, which may not be seized by or subjected to the claims of such creditors in any way.

5.04-2 A period of solvency is any period when the Company is not Insolvent.

ARTICLE VI—SUCCESSOR TRUSTEES

6.01	Resignation and Removal

6.01-1 The Trustee may resign at any time by written notice to the Company, which shall be effective in sixty (60) days unless the Company and the Trustee agree otherwise.

6.01-2 The Trustee may be removed by the Company on sixty (60) days’ written notice or shorter notice accepted by the Trustee. After a Special Circumstance, the Trustee may be removed only with the Written Consent of Participants.

6.01-3 When resignation or removal is effective, the Trustee shall begin transfer of assets to the successor Trustee as soon as practicable.

6.02	Appointment of Successor

6.02-1 The Company may appoint any national or state bank or trust company that is unrelated to the Company as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, which shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instruments necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer. After a Special Circumstance, a successor Trustee may be appointed by the Company only with the Written Consent of Participants.

6.02-2 The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Article II. The successor Trustee shall not be responsible for, and the Company shall indemnify and hold harmless the successor Trustee from any claim or liability because of, any action or inaction of any prior Trustee or any other past event, any existing condition or any existing assets.

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6.03	Accountings; Continuity

6.03-1 A Trustee who resigns or is removed shall submit a final accounting to the Company as soon as practicable. The accounting shall be received and settled as provided in 3.05 for regular accountings.

6.03-2 No resignation or removal of the Trustee or change in identity of the Trustee for any reason shall cause a termination of the Plans or the Trust.

ARTICLE VII—GENERAL PROVISIONS

7.01	Interests Not Assignable

7.01-1 The interest of a Participant in the Trust may not be assigned, pledged or otherwise encumbered, seized by legal process, transferred or subjected to the claims of the Participant’s creditors in any way.

In particular, no amount payable to or in respect of any Participant shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to do so will be void. The Trust corpus or income shall in no manner be liable for or subject to the debts or liabilities of Participants or their beneficiaries. No Participant or beneficiary (or any party related to either of the foregoing) may have any interest in the Trust’s assets either as an owner, a nominee, or otherwise. It is the intention that establishment of the Trust will not cause the Plans to be funded for federal income tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the assets of the Trust shall be subject to the claims of general creditors of the Company when the Company is or becomes Insolvent.

7.01-2 The Company may not create a security interest in the trust fund in favor of any of its creditors. The Trustee shall not make payments from the trust fund of any amounts to creditors of the Company other than Participants, except as provided in 5.01 and 5.02.

7.01-3 The Participants shall have no interest in the assets of the trust fund beyond the right to receive payment of Plan benefits and reimbursement of expenses from such assets, subject to the limitations during Insolvency referred to in 5.01 and 5.02. During Insolvency Administration the Participants’ rights to Trust assets shall not be superior to those of any other general creditors of the Company.

7.02	Amendment

7.02-1 The Company and the Trustee may amend this Trust Agreement at any time by a written instrument executed by both parties, except that no amendment shall make the Trust revocable or have retroactive effect so as to deprive any Participant or beneficiary of any benefit which has previously been paid to such Participant or beneficiary from Trust assets. Any amendment after a Special Circumstance may be made only with the Written Consent of Participants.

7.03	Applicable Law

7.03-1 The Trust shall be governed, construed and administered according to the laws of New Jersey, except as preempted by ERISA.

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7.04	Agreement Binding on All Parties

7.04-1 This Trust Agreement shall be binding upon the heirs, personal representatives, successors and assigns of any and all present and future parties.

7.05	Notices and Directions

7.05-1 Any certificates, notices, orders, requests, instructions, directions or objections of the Company, Committee or an Investment Manager pursuant to this Trust Agreement shall be satisfactorily evidenced to the Trustee by a written statement (provided, however, that the Trustee may, in its sole discretion, accept oral notices, orders, requests, instructions, directions and objections subject to confirmation in writing). The Trustee may act upon any certificate, notice, order, request, instruction, direction or objection purporting to have been signed on behalf of the Company, Committee or an Investment Manager which the Trustee believes to be genuine and to have been executed by the Company, Committee or an Investment Manager, or by any person whose authority to act for the Company, Committee or an Investment Manager has been certified to the Trustee by the Company, Committee or an Investment Manager, as the case may be, and shall be fully protected for acting in accordance therewith or for failing to act in the absence thereof. Communications to the Trustee shall be sent to the Trustee’s office as set forth below or to such other address as the Trustee shall specify in writing, and such communications to the Trustee shall be effective when received by the Trustee.

7.05-2 Any notice or direction under this Trust Agreement shall be in writing and shall be effective when actually received. Notices sent to a party shall be directed to the address stated below or to such other address as either party may specify by notice to the other party. Notices to the Committee shall be sent to the address of the Company. Notices to Participants who have submitted claims under 3.03 shall be mailed to the address shown in the claim submission. Until notice is given to the contrary, notices to the Company and the Trustee shall be addressed as follows:

Company:	Prudential Financial, Inc.
751 Broad Street
Newark, N.J. 07102
Attention: The Controller

Trustee:	Wachovia Bank, N.A.
Executive Benefits Group
190 River Road
Mail Code N.J. 3138
Summit, N.J. 07901-1444
Attention: Manager of Administration

With Copies to:	Prudential Financial, Inc.
751 Broad Street
Newark, N.J. 07102
Attention: VP, Chief Legal Officer—ERISA/Benefits

7.06	No Implied Duties

7.06-1 The duties of the Trustee shall be those stated in the Trust, and no other duties shall be implied.

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7.07	Gender, Singular and Plural

7.07-1 All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

7.08	Counterparts

7.08-1 This Trust Agreement may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall constitute one (1) and the same instrument, which may be sufficiently evidenced by any one (1) counterpart.

ARTICLE VIII—INSURER

8.01	Insurer Not a Party

8.01-1 An Insurer shall not be deemed to be a party to this Trust Agreement, and its obligations shall be measured and determined solely by the terms of its Contracts and other agreements executed by it.

8.02	Authority of Trustee

8.02-1 An Insurer shall accept the signature of the Trustee on any documents or papers executed in connection with any Contract. The signature of the Trustee shall be conclusive proof to the Insurer that the person on whose life an application is being made is eligible to have such Contract issued on his life and is eligible for a Contract of the type and amount requested.

8.03	Contract Ownership

8.03-1 An Insurer shall deal with the Trustee as the sole and absolute owner of the Trust’s interests in such Contracts and shall have no obligation to inquire whether any action or failure to act on the part of the Trustee is in accordance with or authorized by the terms of the Plans or this Trust Agreement.

8.04	Limitation of Liability

8.04-1 An Insurer shall be fully discharged from any and all liability for any action taken or any amount paid in accordance with the direction of the Trustee and shall have no obligation to see to the proper application of the amounts so paid. The Insurer shall have no liability for the operation of this Trust Agreement or the Plans, whether or not in accordance with their terms and provisions.

8.05	Change of Trustee

8.05-1 An Insurer shall be fully discharged from any and all liability for dealing with a party or parties indicated on its records to be the Trustee until such time as it shall receive at its home office written notice from the Company of the appointment and qualification of a successor Trustee.

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IN WITNESS WHEREOF, the Company and the Trustee have caused this Trust Agreement to be executed by their respective duly authorized officers on the dates set forth below.

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Sharon C. Taylor

Its:	Senior Vice President of Corporate HR

Executed: July 2, 2007

WACHOVIA BANK, N.A.

By:	/s/ Carl Karpinski

Its:	Senior Vice President

Executed: July 6, 2007

PAGE 27 - NONQUALIFIED RETIREMENT PLAN - TRUST AGREEMENT

APPENDIX A

Assumptions and Methodology for

Calculations Required Under 2.01 and 2.04

1. The liability for benefits under each Plan will be calculated as of the applicable date under 2.01 or 2.04.

2. Calculations will be based upon the most valuable optional form of payment available to the Participant.

3. The liability for benefits under deferred compensation or other defined contribution Plans shall be equal to the deferral or other account balances (vested and unvested) of Participants as of the applicable date. Account balances of Participants under a Plan shall be calculated based on crediting the highest rate of interest which may become payable to Participants under the Plan.

4. The liability for benefits under supplemental retirement or other defined benefit Plans shall be equal to the present value of accrued benefits (vested and unvested) of Participants as of the applicable date, discounted to the applicable date in accordance with paragraph 8 below.

5. The liability for benefits under each Plan shall be calculated by assuming that each Participant is terminated on the applicable date. The liability will assume accrued benefits, including enhanced benefits under Change in Control commence as early as allowed. Any benefit enhancement or right with respect to a Plan which is provided under an employment or severance agreement of a Participant shall also be taken into account in calculating the liability for benefits for that Participant, insofar as it may increase the Participant’s benefits under the Plan.

6. The liability for benefits under all Plans shall also include the present value (discounted to the applicable date in accordance with paragraph 8 below) of any survivor benefits which exceed the account balances or other accrued benefits of Participants and are not covered by death benefits payable under insurance contracts held in the Trust.

7. Mortality is assumed to occur in accordance with the same basis as used to determine lump sum payments under the applicable Plan.

8. The present value of amounts under subparagraphs (a) (with respect to defined benefit plans), (b), (c) and (d) of 2.01-3 shall be determined using a discount rate equal to the interest rate (or series of interest rates) used to determine the amount of a lump sum payment under the applicable Plan.

9. Where left undefined above, calculations will be performed in accordance with generally accepted actuarial principles.

APPENDIX A.1

SCHEDULE I

Plans and Agreements

Covered by Trust Agreement

Prudential Supplemental Retirement Plan

PFI Supplemental Executive Retirement Plan

PI Supplemental Executive Retirement Plan

Prudential Financial, Inc. Executive Change of Control Severance Program, to the extent it provides an enhanced retirement benefit to any Participant of the Retirement Plans listed above.

SCHEDULE I